EXHIBIT 10.1

DESCRIPTION OF DIRECTOR COMPENSATION

Effective July 1, 2021, non-employee directors of the Company receive $22,500 per fiscal quarter in compensation for service as director, and Chairs of the Audit Committee and the Compensation, Nominating and Governance Committee, each receive an additional $6,250 per fiscal quarter, and the Independent Lead Director, receives an additional $8,750 per fiscal quarter. Non-employee directors may elect to defer the receipt of director fees in accordance with the terms of the Company’s Directors’ Deferred Compensation Plan. In addition, non-employee directors may from time to time be granted restricted stock units pursuant to the provisions of the Genuine Parts Company 2015 Long Term Incentive Plan. The compensation of directors may be changed from time to time by the Board of Directors without stockholder approval.